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                           OFFER TO PURCHASE FOR CASH
                                       BY

                        COEUR D'ALENE MINES CORPORATION
                                       OF

                       UP TO $27,800,000 PRINCIPAL AMOUNT
                                       OF
                     6% CONVERTIBLE SUBORDINATED DEBENTURES
                                    DUE 2002

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12 NOON, NEW YORK CITY TIME, AND 5:00 P.M. LONDON TIME, ON THURSDAY, JUNE 8, 2000, UNLESS THE OFFER IS EXTENDED.

                                                                     May 9, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been appointed by Coeur d'Alene Mines Corporation, an Idaho corporation (the "Company") to act as Dealer-Manager in connection with the Company's offer to purchase up to $27,800,000 principal amount of 6% Convertible Subordinated Debentures Due 2002 (the "Debentures"), at a price not greater than $720 nor less than $640 per $1,000 principal amount of Debentures, plus accrued and unpaid interest from June 10, 1999 up to, but not including, the date of payment, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 9, 2000 (the "Offer to Purchase") and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Debentures registered in your name or in the name of your nominee.

     For your information and for forwarding to your clients for whom you hold Debentures registered in your name or in the name of your nominee, we are enclosing copies of the following documents:

          1. Offer to Purchase;

          2. Letter of Transmittal to tender registered Debentures for your use and for the information of your clients;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for registered Debentures are not immediately available or time will not permit all required documents to reach the Depositary by the expiration of the Offer or if the procedure for book-entry transfer cannot be completed on a timely basis;

          4. A letter to holders of Debentures from Dennis E. Wheeler, Chairman and Chief Executive Officer of the Company, dated May 9, 2000;

          5. A letter that you may send to your clients for whose accounts you hold Debentures registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to The Bank of New York (the
     "Depositary").

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
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12 NOON, NEW YORK CITY TIME AND 5:00 P.M., LONDON TIME, ON THURSDAY, JUNE 8,
2000, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Debentures tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Debentures or timely confirmation of a book-entry transfer of such Debentures into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery, and
(iii) any other documents required by the Letter of Transmittal.

     If a holder of registered Debentures wishes to tender Debentures, but cannot deliver such holder's certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

     The Company will not pay any fees or commissions to any broker, dealer or other person (other than ABN AMRO Incorporated (the "Dealer-Manager") and D.F. King & Co., Inc. (the "Information Agent")) for soliciting tenders of Debentures pursuant to the Offer. However, upon request, the Company will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes payable with respect to the transfer of Debentures to it, except as otherwise provided in Instruction 7 in the Letter of Transmittal.

     Any inquiries that you may have with respect to the Offer should be addressed to the Information Agent or to the Dealer-Manager, at the respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed material may be obtained from the Information Agent at the address and telephone number set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          ABN AMRO INCORPORATED

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY OTHER PERSON TO ACT ON BEHALF OF OR AS THE AGENT OF THE COMPANY, THE DEALER-MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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